Schedule C

Dated April 28, 2023

To The

Expense Limitation Agreement

Dated July 29, 2013

Between

Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 12/31	Class	Expense Limit	Termination Date
Touchstone Anti-Benchmark® US Core Equity	A	0.79%
Fund
	C	1.54%	April 29, 2024
	Y	0.54%

	Institutional	0.44%
Touchstone Dynamic Allocation Fund	A	0.49%
	C	1.24%	April 29, 2024
	Y	0.24%
Touchstone Sands Capital International Growth	Y	0.98%
Fund			April 29, 2024
	Institutional	0.88%

	R6	0.82%

This Schedule C to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By: /s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft

Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/ E. Blake Moore Jr.

E. Blake Moore Jr.

President and Chief Executive Officer

By: /s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft

Chief Financial Officer